Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N  T S

Joe Bennett Tidewater, Inc. - EVP & Chief IR Officer

Jeff Platt Tidewater, Inc. - President & CEO

Quinn Fanning Tidewater, Inc. - EVP & CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

George O’Leary Tudor, Pickering, Holt & Co. - Analyst

Matthias Detjen Morgan Stanley - Analyst

Turner Holm Clarksons Platou Securities - Analyst

Greg Lewis Credit Suisse - Analyst

Cole Sullivan Wells Fargo Securities - Analyst

P R E S E N T A T I O N

Operator

Welcome to the fiscal 2016 first-quarter earnings conference call. My name is Christine and I will be your operator for today’s call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Joe Bennett. You may begin.

Joe Bennett - Tidewater, Inc. - EVP & Chief IR Officer

Thank you, Christine. Good morning everyone and welcome to Tidewater’s first quarter fiscal 2016 earnings results conference call for the period ended June 30, 2015. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO, and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format. Following these formalities, I will turn the call over to Jeff for his initial comments, to be followed by Quinn’s financial review. Jeff will then provide some final wrap-up comments and we will then open the call for your questions.

During today’s conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call.

Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form 10-K.

With that, I will turn the call over to Jeff.

Jeff Platt - Tidewater, Inc. - President & CEO

Thank you, Joe, and good morning to everyone.

Yesterday, after the markets close, we reported a net loss for our first quarter of fiscal 2016, ended June 30, 2015, of $15.1 million, or $0.32 per share, inclusive of several “below the line” items outlined in our press release, which Quinn will explain further in a few minutes.

In our preceding March quarter, we reported a net loss of $9.1 million, or $0.19 per share that was also inclusive of several items that were outlined in our press release and discussed in full detail during our last quarterly earnings call. These “special items” certainly add to the “noise” in the quarter and can mask the underlying operating results of the company.

Let me focus on the key takeaway from the quarter’s results, which is that our operating results in almost every category were on the positive side of our previously provided guidance. That is a solid achievement in such a difficult market, but last quarter’s performance doesn’t allow us to relax as the market remains extremely challenging. The $298 million of vessel revenues generated in the quarter was at the upper end of our previous guidance, while vessel operating expenses and G&A costs were below the low end of guidance.

When you examine the line items that comprise our vessel operating costs, you will see that sequentially each component was lower in this current quarter. This performance demonstrates that our focus on managing the things that are within our control, including prompt and proactive reductions in costs, can help mitigate the effects of falling revenue and produce reasonable financial results. We are working to ensure that cost reductions are both meaningful and sustainable.

To reiterate the point, cost control is an increasingly important discipline as we are operating in an even more challenging offshore market than existed earlier this year. Moreover, the indications from our customers, in response to the sharp decline in oil prices, are that they are assuming this environment will persist for an extended period, and, as a result, they continue to reduce their near to intermediate-term capital spending. No one knows how long the current difficult market will last, but our feeling is that it will extend through calendar year 2015 and 2016 as well.

Historically our business has been cyclical and the good news is that the current market should, at some point, turnaround. Until then, we will remain committed to focusing on the things within our control and executing operationally in order to preserve our earnings and strong balance sheet, and importantly, our future earnings power.

Quinn will go into more detail in just a moment, but let me briefly comment on some of the “noise” in the quarter. Our bottom line was impacted by knock-on effects from several of our cost-cutting actions initiated during the March quarter and completed in the June quarter, including asset impairment charges associated with stacking additional vessels, and, to a lesser extent, taking a charge in the quarter for potentially unrecoverable costs associated with our cancelled new vessel construction contracts, primarily shipyard supervision and capitalized interest associated with the canceled vessels.

We were also hurt by foreign exchange losses, a risk that we try to minimize. However, we operate with the largest global footprint in the industry and foreign exchange impacts, whether gains or losses, are something that cannot be totally eliminated. These items are normally not as significant to our bottom line performance as they were this quarter, and, unfortunately, they cloud the solid operating results and the cost-control performance we achieved during the quarter. If adjusted for these two items, our net earnings would have been a positive $8.4 million, or a positive $0.18 per common share.

Our safety performance during the quarter continued our historically solid record with no lost time accidents and a total reportable incident rate, TRIR, of 0.09 per 200,000 man-hours work. That is an improvement from the solid 0.14 TRIR we reported for all of fiscal 2015. Our outstanding safety record represents not just our dedication to a strong safety culture, but it reflects well on all our employees worldwide who operate daily in extremely challenging conditions.

Safety is something we will not compromise despite today’s difficult market conditions as we understand that a moment’s lapse in attention to the task at hand could become catastrophic. Once again, I want to thank our 8,000 employees around the world for their dedication to making Tidewater the safest company operating offshore.

We also will not compromise the robust compliance program we have developed in recent years, as we believe these initiatives are an important competitive advantage as our customers, along with their partners and local governments, are very focused on how their service providers conduct their business. Compliance has become an increasingly important consideration for the international energy service industry, and we believe Tidewater’s program is an industry leader.

To appreciate how challenging the offshore market is, you need only compare our vessel revenue decline between the March and June quarters. The revenue decline of 6% is the result of a roughly 3% sequential decline in our average vessel day rate combined with a utilization decline of 2.6 percentage points.

A portion of the utilization decline was attributable to our market-based decision to stack an additional 23 vessels in the quarter. After selling six vessels from our stacked fleet during the quarter, we ended June with a total of 38 stacked vessels globally. The decision to stack additional vessels was followed by our ordinary course, quarter-end review of the stacked fleet for possible asset impairments. The result of the stacked vessel review contributed about $12 million of the $14 million after-tax asset impairment charge taken in the quarter.

Cost-cutting initiatives, inclusive of the impact of stacking of vessels, resulted in a 7.6% decline from the previous quarter in our vessel operating costs.

The 38 stacked vessels include vessels from essentially all asset classes in our fleet. The age of our stacked vessels at June 30 range from less than one year old to more than 30 years old. 26 of the 38 vessel stacked at June 30th are considered “new” vessels, meaning that they entered service since fiscal 2000. The fact that we and other OSV operators are stacking relatively new equipment highlights the difficult market conditions the industry is currently facing, but this is what is needed to be done.

For reference, our new vessel fleet averaged 250 vessels in the June quarter, so we’ve stacked about 10% of the new fleet.

With regard to the current over-capacity in the OSV industry that is resulting in industry-wide vessel stackings, we are seeing more tangible evidence of vessel construction cancellations globally, as you would expect during these difficult times. As we have mentioned in prior calls, we have our own doubts that the entire estimated OSV construction backlog of 400-plus vessels will be built and delivered, although quantifying an exact number of vessel cancellations remains very difficult.

Let me remind you that when we are deciding to stack a vessel or agreeing to alter contractual terms, our guiding principle remains to balance profitability, cash flow and revenue market share objectives, something that is a challenging juggling act. Our global operating footprint, however, provides us with the flexibility to shift vessels from relatively weaker markets to relatively stronger markets and, thereby, optimize vessel utilization and day rates. This juggling act, as difficult as it is, will continue until our customers gain sufficient confidence that market trends have stabilized and global activity growth resumes.

Lastly, before I turn the call over to Quinn, I think it’s important that you also focus on our progress for improving our cash flow and liquidity. The quarter’s results demonstrate that as we wind down our over decade-long investment in our fleet, in a reasonable operating environment, we should be able to generate meaningful free cash flow.

As a result of the newbuild vessel cancellations we announced during the last earnings call, we reduced this quarter’s net capital investment to $62.5 million. We continue working on further steps to reduce our capital investment needs without sacrificing the ability to deliver our trademark quality service to our customers.

In the quarter we also made solid progress in reducing the working capital in Sonatide, our joint venture company in Angola. Tidewater collected over $100 million in cash, which was about $33 million above the quarter’s revenues in Angola. Overall, our networking capital position in Angola was reduced by $41 million during the June quarter.

As a result of these various steps, we built our cash balance at quarter’s end to $103 million. We also have our $600 million revolver fully available, so we believe we have a strong liquidity position to withstand this difficult market and to be able to capitalize on any investment opportunities that might emerge. Also, note that at the end of July we declared a $0.25 per share dividend payable in September.

Now, let me turn the call over to Quinn to review the details of the quarter and expand on some of my earlier points. He will also address our near-term outlook. Quinn?

Quinn Fanning - Tidewater, Inc. - EVP & CFO

Thank you, Jeff. Good morning, everyone.

As Jeff mentioned, we issued our earnings press release after the market closed yesterday. We filed our quarterly report on Form 10-Q through the EDGAR filing service yesterday as well.

Turning to financial results, as Jeff noted, we reported a loss per diluted common share of $0.32 for the June quarter. Results for the June quarter included non-cash asset impairments totaling $0.30 per share after tax and foreign exchange losses totaling $0.20 per share after-tax. Adjusting for these two items, earnings per share was $0.18 for the June quarter.

And while adjusted EPS was positive in the June quarter, it was off +60% quarter over quarter and was off approximately 80% relative to the June quarter of fiscal 2015. In addition to the referenced asset impairment charges and foreign exchange losses, our press release also highlighted approximately $10 million of tax expense in the June quarter, despite the quarter’s pretax losses.

While I wouldn’t characterize tax expense as an “unusual” or a “special” item, the unusual relationship between pre-tax earnings and tax expense contributed to a “noisy” quarter and was driven as much by non-operating items as it was by operating items.

Reported tax expense in the June quarter highlights the potential impact, both positive and negative, that revenue-based taxation that is common to a number of the foreign jurisdictions in which we operate can have on our effective tax rate and net earnings. In past quarters, when pre-tax margins were expanding, taxation in so called deemed profit regimes had the impact of reducing our effective tax rate and improving net earnings.

In the just completed June quarter, the opposite was true. Revenue based taxes are obviously impacted by lower revenue, but they are otherwise generally insensitive to lower pre-tax margins, inclusive of the effect of non-cash asset impairment charges and our foreign exchange losses.

Turning to the key drivers of operating results, I think the story of the June quarter is more positive. As Jeff noted, vessel revenue for the June quarter, at approximately $298 million, was down approximately 6% quarter over quarter, but came in at the high end of the guidance that I provided in May. Relative to the June quarter of fiscal 2015, vessel revenue is down approximately 22%.

The average active vessel count, at 245 vessels, was down 13 vessels quarter over quarter, reflecting the delivery of two new build deepwater PSVs and our stacking of 23 previously active vessels during the June quarter. Active vessel utilization, at 76.5%, was essentially flat quarter over quarter and average day rates, at approximately $17,400, were off approximately 3% quarter over quarter.

Vessel operating costs at approximately $179 million, were down approximately 8% quarter over quarter and came in below the low end of the guidance range that was provided in May. Vessel operating costs were down approximately 17% relative to the June quarter of fiscal 2015.

As Jeff mentioned in his opening remarks, given the current operating environment, we remain very focused on reducing costs. As appropriate, we have reduced staff and, where possible, we have instituted wage reductions. As I mentioned on our last call, we are also selectively deferring regulatory dry docking and major repairs, and again we are generally choosing to stack underutilized vessels. Nonetheless, repair and maintenance expense will likely remain volatile quarter-to-quarter, based on the timing and nature of the dry docks that are undertaken during any particular quarter.

Vessel-level cash operating margin, at approximately 40%, was at the high end of the range of 36% to 40% that I provided in May, again with cost cutting efforts to date somewhat mitigating the fall in vessel revenue.

Total general and administrative expense in the June quarter of approximately $44 million was down a bit more than $1 million quarter over quarter. As we have discussed on previous calls, G&A continues to benefit from cost reduction efforts, including lower professional services fees.

Below the operating income line, Jeff and I have already highlighted non-cash asset impairment charges and foreign exchange losses that were recognized in the quarter.

The majority of the impairment charges that were recognized in the quarter related to stacked vessels. Further note that the review process that we utilized to evaluate the recoverability of carrying values is more likely to result in the impairment of individual stacked vessels than it is for vessels in the overall active fleet.

In general terms, the review of the stacked fleet is a vessel-by-vessel fair value analysis that is frequently supported by third party appraisals or broker’s estimates, whereas the review of the active fleet is driven by projected cash flows of asset groups based on various assumptions, including average day rates, expected utilization, and the underlying vessels’ estimated remaining useful lives. As a result, we are more exposed to asset impairments when we are stacking previously active vessels.

In regards to the foreign exchange losses, I will just call your attention to the press release and the 10-Q, both of which highlight that a portion of the losses are tied to our Angolan operations and are included in the “equity in net losses of unconsolidated companies” line of our income statement.

In regards to fleet profile and performance, as I mentioned earlier, Tidewater’s active fleet averaged 245 vessels in the June quarter.

Active deepwater vessels averaged 94 vessels in the June quarter and were up two vessels quarter over quarter. Active towing supply vessels averaged 104 vessels in the June quarter and were down seven vessels quarter over quarter. Active “other” vessels, which includes crew boats and offshore tugs, were down six vessels quarter over quarter.

Utilization of the active fleet, at 76%, was flat quarter over quarter and average day rates, at approximately $17,400, were down approximately $500, or about 3%, quarter over quarter.

Utilization of active deepwater vessels in the June quarter was approximately 75%, or down approximately seven percentage points quarter over quarter. Utilization of active towing supply vessels was approximately 79%, or up approximately six percentage points quarter over quarter.

Average day rates for deepwater vessels, at approximately $27,100, were down approximately $800, or approximately 3% quarter over quarter. Average day rates for towing supply vessels, at approximately $14,200, were down approximately $300, or approximately 2% quarter over quarter.

Looking at our four geographic reporting segments:

For the Sub-Saharan Africa and Europe segment, which accounted for approximately 37% of consolidated first-quarter vessel revenue, vessel revenue was off approximately 13% quarter over quarter. Average active vessel count in the Sub-Saharan Africa and Europe segment, at 111 vessels, was off five vessels quarter over quarter.

The average active Sub-Saharan Africa fleet, at 104, vessels, was off five vessels quarter over quarter. The average active North Sea fleet, at seven vessels, was flat quarter over quarter.

Active vessel utilization across the Sub-Saharan Africa and Europe segment, at 74%, was off approximately two percentage points quarter over quarter, and average day rates, at approximately $14,600, were off approximately $1,300, or about 8%, quarter over quarter.

Within the Sub-Saharan Africa and Europe segment, active utilization in Sub-Saharan Africa was off approximately two percentage points quarter over quarter to approximately 74%. Active utilization of the North Sea fleet was down approximately 2.5 percentage points quarter over quarter to 68%.

Average day rates in Sub-Saharan Africa at approximately $14,700, were off approximately 8% and average day rates in the North Sea, at approximately $14,600 were off more than 10%.

For the Americas segment, which accounted for approximately 38% of consolidated first quarter vessel revenue, vessel revenue was down approximately 2.5% quarter over quarter. The average active fleet in the Americas segment, at 66 vessels, was down five vessels quarter over quarter. Utilization of active vessels in the Americas segment, at approximately 83%, was down approximately one percentage point quarter over quarter, but remained relatively strong and stable in the June quarter.

Average day rates within the Americas segment, at approximately $22,700 in the June quarter, were up approximately 4% quarter over quarter and largely reflects a mix benefit resulting from a combination of higher specification vessels returning to work following regulatory dry docks in the March quarter and the recent stacking and/or sale of a couple of smaller, lower spec vessels.

In the MENA segment, which accounted for approximately 16% of first quarter consolidated vessel revenue, vessel revenue was up approximately 4% quarter over quarter. The active fleet in MENA, at 45 vessels, was flat quarter over quarter. Utilization of active vessels in MENA at approximately 80% was up approximately six percentage points quarter over quarter, reflecting an uptick in activity levels during the traditional construction season.

Average day rates in MENA, at approximately $14,600 in the June quarter, were down approximately $500 quarter over quarter.

In the Asia/Pac region, which accounted for approximately 9% of first quarter consolidated vessel revenue, vessel revenue was down approximately 5.5% quarter over quarter. The active vessel count in Asia/Pac at 23 vessels, was down three vessels quarter over quarter. Utilization of active vessels in Asia/Pac, at approximately 67%, however, was up approximately 3.5 percentage points quarter over quarter.

Average day rates in Asia/Pac at approximately $19,000, were down 6% quarter over quarter. Like the MENA segment, the Asia/Pac segment also benefited from an uptick in construction work in the region. Recent awards in Southeast Asia also give us some confidence that utilization will continue to at least modestly improve over the next couple of quarters, even if average day rates in the region will likely continue to fall given our reduced operating footprint in Australia.

Looking at relative profitability, vessel-level cash operating margin in the June quarter was 46% for the Americas region and was 43% for the MENA region. Vessel-level cash operating margin was 37% for the Asia/Pac region and was 33% for Sub-Saharan Africa and Europe.

Within the Sub-Saharan Africa and Europe region, gross margin in the Sub-Saharan Africa area were approximately 36%, with the overall reporting segment’s lower margins reflecting a particularly challenging North Sea market. As most on the call appreciate, Tidewater’s exposure to the North Sea market remains relatively modest.

Turning to our outlook, as Jeff has discussed, we expect that the offshore market, in general, and the OSV market, in particular, will continue to be challenging in the near- to intermediate-term. In the current environment, our quarter-to-quarter visibility, in regards to average active vessel count and utilization of active vessels is also more limited given the seemingly daily trade-offs that we are evaluating in regards to what vessels we stack and what vessels that we continue to operate.

Whether or not we dry dock a relatively new vessel that may have more uncertain commercial prospects over the next couple of quarters than it did 12 months ago may also result in a choice between current period operating expense and future period vessel revenue. That is just the market that we are currently in today.

In any event, despite the fact that overall end user demand and industry-wide available revenue has been difficult to accurately forecast, our current expectation is that Tidewater’s vessel revenue, average active vessel count and average day rates will likely continue to drift lower, but not precipitously fall, over the next couple of quarters.

Internal estimates currently peg average quarterly revenue in fiscal 2016 around $275 million per quarter, which obviously implies that, based on our currently operated fleet, projected average quarterly vessel revenue for the remaining quarters of fiscal 2016 will be lower than actual revenue reported in the June quarter. Appreciate, however, that this is a best estimate based on many moving pieces.

On a more positive note, thus far we have been able to keep the utilization of our active fleet in high 70%s or low 80%s. We have also been reasonably successful in reducing costs in order to mitigate the effects of lower revenue.

Going forward, our focus will continue to be on keeping the active fleet’s utilization at levels that support reasonable economics, mid-70%s or better in our view and continuing to reduce operating costs, at least in part, by stacking vessels that we believe will be underutilized.

Our current expectation is that we can sustain vessel-level cash operating margins for the remaining quarters of the fiscal year in the 36% to 40% area.

General and administrative expenses, inclusive of $1 million to $1.5 million of G&A related to our subsea services operation, should be in the range of $43 million to $44 million in the September quarter and in each of the remaining quarters of fiscal 2016.

Combined vessel lease and interest expense should remain in the plus or minus $20 million area in the September quarter, or basically flat relative to the June quarter.

As to an effective tax rate assumption, as highlighted in my comments regarding the June quarter, our effective tax rate and tax expense is very difficult to forecast due to lower projected pre-tax margins and our exposure to jurisdictions that tax on the basis of deemed profits. Nonetheless, based on our current internal operating forecasts, we estimate tax expense in the remaining quarters of fiscal 2016 will be in the range of $5 million to $10 million per quarter. Like our operating forecasts, this number is obviously subject to change.

Turning to financing and investment issues, cash flow from operations for the three months ended June 30 was approximately $93 million as compared to $81 million in the March quarter.

At June 30, our net due from affiliate related to our Angolan operations was approximately $193 million, or down approximately $41 million quarter over quarter.

As Jeff mentioned, Tidewater’s Angola-related cash collections during the June quarter were approximately $101 million, or approximately $33 million higher than the revenue recognized in regards to our Angolan operations for the June quarter.

As to non-operating uses of cash, CapEx in the June quarter was approximately $93 million, $24 million of which was funded by the return by shipyards of milestone payments previously paid by Tidewater pursuant to vessel construction contracts that were recently cancelled. I will also note that we have an on-going dialogue with the shipyards in which we still have vessels under construction, which may result in changes to our vessel construction program and future CapEx.

As of June 30, 2015, we had 16 ships under construction with a total estimated cost of approximately $490 million, $267 million of which has been invested as of June 30 and approximately $223 million of which was unfunded as of June 30.

Based on commitments at June 30, CapEx for the remainder of fiscal 2016 is estimated at approximately $155 million.

Total debt at June 30 was approximately $1.5 billion. Cash at June 30 was approximately $103 million and net debt to net book capital at 6/30 was approximately 37%. As Jeff mentioned, total liquidity is substantial at 6/30 at $703 million, including approximately $600 million availability on our bank credit facility, which is available to Tidewater until fiscal 2020.

With that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater, Inc. - President & CEO

Thanks, Quinn.

At the time of our last earnings call, we were experiencing rising crude oil prices that had led some to speculate openly that the industry may have seen the bottom in oil prices for this cycle. We cautioned at that time this view might prove to be too optimistic.

More recently, crude oil prices pulled back, experiencing the greatest monthly decline since the financial crisis of 2008, and the optimism expressed by market observers in March has somewhat faded. In our view, the optimism expressed in March was premature. Once again, we would caution about becoming too pessimistic regarding the near-term direction for oil prices. Nonetheless, the current pessimism has the potential to magnify and/or extend the current challenging market.

Our industry outlook remains that we are in for an extended period of low commodity prices, reduced offshore activity and continued downward pressure on our vessel day rates. This view is consistent with that expressed by other offshore companies. This outlook, unfortunately, has been reinforced by the statements of the major international oil and gas companies in their recent earnings calls.

Almost across the board, their results demonstrated the substantial impact low commodity prices have had, and continue to have, on their upstream earnings. Many of these oil companies have also announced additional capital spending reductions and further layoffs of employees and contractors. Those actions reflect the mindsets of their management that they must preserve cash and they need to take further steps in order to become more cost efficient, meaning they need to work harder and smarter and that translates into continued downward pressure on our revenues.

Their mindset is captured in the phrase “lower for longer” and it is guiding their actions. In response, we will continue to tighten our belt and look for ways to increase our efficiency and prove our value to our clients. Our cost-cutting initiatives have already impacted our vessel operating costs and G&A costs, down 17.5% and 13.9%, respectively, from the same quarter last year. Tidewater’s global headcount is down approximately 1,000 employees, or 11%, from last year’s June level.

Our ability to generate a 40% vessel operating margin in the June quarter speaks to our successful efforts so far at controlling those costs that we can control. We will not become complacent about our cost structure or our operating philosophy. We continue to work closely with our clients and respond to their requests for day rate reductions and improved efficiencies, but as we have said before, we are inclined to make concessions if we are rewarded with tangible benefits, trading “things for things” and not “things for promises.”

When we refer to “things for things” in the context of reducing day rates on existing contracts, we value putting additional vessels to work and we value extending the term of existing vessel charters, provided the agreed rates result in reasonable vessel-level cash operating margin. Improving payment terms and reducing our investment in working capital is also something we have sought to accomplish in day rate re-negotiations. As I mentioned earlier, in the current operating environment our goal is to balance profitability, cash flow and revenue market share objectives.

Whatever the operating environment, we will continue to make sure that we deliver the highest level of service quality possible. That means we will not alter our focus on safety and compliance. Those two qualities are core values at Tidewater and we believe our performance in these areas provides us with a competitive advantage.

Staying close to our customers also remains vitally important. We need to make sure that while we are providing outstanding service to our clients, we are working with them in ways that will increase efficiencies and reduce overall operating costs in a sustainable way. Our high-quality, diverse fleet, subsea services and our global “boots on the ground” operating structure provide Tidewater the ability to offer a wide range of capabilities and options to help our clients meet their needs in whatever water depths or geographic locations their activities may take them. We want and need our customers to be successful, as customer success leads to success for Tidewater.

This offshore industry downturn is shaping up to be perhaps one of the toughest we’ve experienced in our history. Our management team has experienced the ups and downs of the offshore industry and we have substantial institutional knowledge of how to best manage through difficult times. One thing we have learned over the years is that a conservative financial posture is a requirement if you are long-term player and wish to survive the inevitable down cycles in the energy services business.

Downturns also have the potential to create opportunities, to expand operations and enhance future growth dynamics, provided you operate with low leverage, maintain adequate liquidity and remain prudent in regards to capital commitments. Although we cannot cite any specific opportunities that may develop for Tidewater, our strong balance sheet and solid liquidity position should allow us to seize whatever opportunities do emerge. Our response to any opportunity, however, will be dictated by our commitment to creating shareholder value, which remains management’s key objectives.

With that, we are ready for your questions. Christine?

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions) George O’Leary, TPH & Company.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

Morning, guys.

Jeff Platt - Tidewater, Inc. - President & CEO

Morning, George.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

So far in this downturn we haven’t really seen anyone push to scrap vessels and, historically, you guys have actually been a good behavior on that front and been proactively scrap vessels as you have not seen an opportunity for them to continue to work. What do you think it takes to get some players with older assets to start scrapping and helping this market heal?

Jeff Platt - Tidewater, Inc. - President & CEO

George, a couple things. First we have kind of gone through that and our fleet, for the most part, is all newer vessels. We have a handful of older vessels left, but -- so that really doesn’t apply much to us.

Secondly, in the past, I have talked about this that in the total OSV space there’s probably 600, 700 older vessels that are greater than 25 years old. Quite frankly, I think a lot of those have already left, so I think additional scrapping, while it may occur, is not going to be really the answer to bring the supply/demand dynamics back in place.

And people that are still operating older vessels, quite frankly, in this environment when they come upon regulatory drydockings, making that business case I can just tell you that becomes increasingly difficult. That’s about all I can say.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

That’s helpful color. Then you mentioned in your commentary that you are seeing some vessel construction cancellations. Just curious if there’s any color on the types of vessels that are being -- vessel construction that is being canceled. And maybe any regional breakdown, if that’s predominantly a lot of these vessels that are coming out of the Asian market, so if it’s Brazilian vessels, Gulf of Mexico? Just any more color you can provide on those cancellations.

Jeff Platt - Tidewater, Inc. - President & CEO

I think it’s a little bit everywhere, but just remember that a majority of the newbuilds are coming out of the Far East, so I think we are seeing again and hearing things about cancellations at shipyards. Trying to get some numbers on that. I am hesitant to really say a whole lot more than that.

I can just tell you that there’s a lot of projects, I believe, in China that will not end up in delivery to an operating company. Some of that was speculative builds, newbuilds and again I think it kind of runs the gamut of all vessel classes at the end of the day.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

That’s helpful color. Maybe if I could sneak just one more in. You mentioned potentially some opportunities emerging on the back of this downturn. Would those necessarily have to be in the OSV space, or are there some ancillary markets that you guys are potentially looking at, something akin to the move into ROVs that happened a few years back?

Jeff Platt - Tidewater, Inc. - President & CEO

Yes and yes. And maybe no and no at the end of the day. How does that sound?

I can’t tell you what the game plans are for Tidewater, but we are certainly looking at the business we are in, because I think there will be some opportunities there, and some other businesses that we are stepping out into, along with some other things. So, one can never say what will present itself and I really think the magnitude of this downturn there’s going to be some potential out there across the board.

George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

Sounds realistic. Thanks for that color, guys.

Operator

Matthias Detjen, Morgan Stanley.

Matthias Detjen - Morgan Stanley - Analyst

Thank you very much for taking my question. I had a question on the stacked vessel sales, if you could give us a few more details there, whether they are some of the newer vessels or the older vessels. And maybe if you could sort of tell us who the buyers might be for these kind of vessels.

Quinn Fanning - Tidewater, Inc. - EVP & CFO

I guess a number of things I would clarify is we have stacked both older and newer previously-active vessels, as Jeff mentioned. The range in age of vessels that we have stacked has been from less than a year, so essentially brand-new equipment that has been delivered, to something over 30 years.

We have not sold any vessels that are recent vintage. At least nothing that comes to mind, from my perspective. When we do sell vessels, back to the last question, there’s been, I’d say over the years, 15% to 20%, maybe even 25% at times, that we have scrapped. The vast majority of everything else has been sold into non-classed markets. Again, Nigerian security support, Caribbean cargo trade, fishing, shrimping, anything you can imagine, we have sold vessels into it.

Jeff Platt - Tidewater, Inc. - President & CEO

But it really doesn’t come back to compete against us at the end of the day.

Quinn Fanning - Tidewater, Inc. - EVP & CFO

No. And if it is in the oil and gas market it’s at the very low end that we are really not competing for.

I guess the only thing that if you go back to kind of our historical definition of new versus old vessels, with 2000 being a convenient breakpoint for us, I don’t recall if we’ve done anything in the last quarter, but we have sold, “new” vessels when it has been crew boats or other small vessels that typically didn’t have the 25-year estimated useful life that a typical OSV would have.

Matthias Detjen - Morgan Stanley - Analyst

Okay, that’s interesting. (multiple speakers)

Quinn Fanning - Tidewater, Inc. - EVP & CFO

(multiple speakers) So we’ve stacked new and old vessels, but at least thus far most of what we have sold has been the older stuff that was really never expected to come back into the operated fleet again. But the brand-new stuff that we have stacked is more considered kind of available for work, marketed, but we have de-manned in order to reduce costs.

Matthias Detjen - Morgan Stanley - Analyst

Okay, that’s very thorough. Thank you.

And with regards to the Brazil market, I was wondering if you had experienced any difficulties there due to Petrobras internal issues and the stricter enforcement of cabotage laws. We’ve heard some stuff like that in the market here. Have you, with Tidewater, experienced any issues there?

Jeff Platt - Tidewater, Inc. - President & CEO

Matthias, we’ve been in Brazil a long time, so our experience with Brazil goes back a long time. And there are always issues, regardless of how the market is. Even in a very up market Brazil can be a difficult place to operate.

But, yes, there have been some issues that we have had in getting new vessels on some contracts, but we have a team on the ground that works that. And, again, I can’t say that it’s a whole lot worse than it has been recently, but Brazil is and will be a tough place to operate.

Matthias Detjen - Morgan Stanley - Analyst

Okay, that’s very clear. Thank you very much.

Jeff Platt - Tidewater, Inc. - President & CEO

Thank you.

Operator

Turner Holm, Clarksons Platou.

Turner Holm - Clarksons Platou Securities - Analyst

Thanks for taking my call. Just a quick follow-up on Brazil. One of your competitors mentioned in an SEC filing last week that they see Petrobras moving towards an all-Brazilian flagged fleet. Do you agree with that statement or do you guys see it differently?

Jeff Platt - Tidewater, Inc. - President & CEO

Turner, Brazil has been moving to an all-Brazil fleet for 20-some years. Again, I am not going to take an opposition with any public statements that are out there. I think at the end of the day an all-Brazilian fleet doesn’t necessarily meet the market’s needs or Petrobras’ needs.

Turner Holm - Clarksons Platou Securities - Analyst

Okay, I appreciate that. And then just on the newbuild program, you talked about taking a closer look at some of those vessels. Just curious how you think about maybe which vessels that you go forward with and which vessels maybe you look at canceling if that seems appropriate.

And any color you can provide in terms of, of your newbuild vessels, maybe how many you might be able to cancel if you chose to do so.

Jeff Platt - Tidewater, Inc. - President & CEO

Turner, I don’t think we’re going to go down that path. We are looking at all of our construction projects and I’ve stated in the past that when we placed orders at yards we like that equipment; that’s the reason we placed the orders that they have. We like their functionality and they do have a place in our fleet on a go-forward basis.

When other people don’t live up to their side of the contract -- certainly in this environment we have to look at every contract and we will continue to do so.

Turner Holm - Clarksons Platou Securities - Analyst

Okay, thank you, gentlemen. I appreciate it.

Jeff Platt - Tidewater, Inc. - President & CEO

Thank you.

Operator

Greg Lewis, Credit Suisse.

Greg Lewis - Credit Suisse - Analyst

Thank you and good morning.

Jeff Platt - Tidewater, Inc. - President & CEO

Good morning, Greg.

Greg Lewis - Credit Suisse - Analyst

Jeff, in your prepared remarks you mentioned “things for things” and you walked through some scenarios. I guess this is like a two-part question.

Are we starting to see contract re-negotiations where there are actually “things for things happening?” Or is it still sort of in the initial phases? And then just following up on that, you mentioned the potential of taking new equipment as well as part of lower day rate price for the contract. Is that also something that’s happening? Because I would think that would seem pretty encouraging.

Jeff Platt - Tidewater, Inc. - President & CEO

Greg, I will answer the first part. I think we are fairly well along in our opinion of reviewing contract positions with the majority of our clients. That has been ongoing, gosh, since the first of the year. So I think we are fairly well along with that.

Not to say that there won’t be more coming down the path, but trading some “things for things” we think we’ve worked our way through quite a bit of that. And I didn’t quite understand the second part of your question. Could you reiterate that again, please?

Greg Lewis - Credit Suisse - Analyst

Sure, yes. There’s obviously the “things for things”; part of that is blend and extend. And then also you mentioned potentially we are going to lower the contract on this -- we are going to lower the rate on this existing contract, but as a result of that we’re going to actually take another boat from -- you’re going to be able to put another boat on to that customer.

Jeff Platt - Tidewater, Inc. - President & CEO

Yes. Yes, we have seen that and it may be with that customer in a very different geography around the world. Again, our global footprint I think gives us the ability to have that discussion, where most of our regional players are talking about one specific area.

The entire world for us is at play here, so if the client in one market wants to renegotiate an existing contract and they have another contract starting around the world, we try, if we can, to tie that together for any concession. So we try to do that and have been, I say, moderately successful. There hasn’t been a lot of the incremental, but certainly trading things for things additional term on a given contract, we have had success with that.

Greg Lewis - Credit Suisse - Analyst

Okay, great. Then just one more for me. Jeff, clearly it’s not news to anybody that this is a tough market. You guys mentioned one of the toughest in the industry.

As we go back and look historically at Tidewater’s dividend, it has been -- just pulling up charts, it’s been around for decades. It is always kind of gradually risen from time to time. Right now, as we think about it or as you think about the potential where the market is going, opportunities that could emerge; clearly there’s a lot of liquidity in the Company today, but clearly cash for an opportunity would be good.

At a certain point in this market should we be thinking about -- or I guess is the Board or is management thinking about potentially revisiting what the dividend looks like just for the future?

Jeff Platt - Tidewater, Inc. - President & CEO

Greg, obviously we’re thinking about lots of things and certainly the dividend and the capital structure of the Company is part and parcel with that. If we weren’t doing that, believe me, the Board would be saying management is not doing its job. And I think everybody out there in the space, whether they currently pay dividend or don’t, needs to be and everyone is looking at that. So, yes, we are looking at it.

I would remind that the dividend that we do pay is -- we have about 47 million shares. It’s about $47 million on an annual basis and that is not trivial money by any extent, but at the end of the day that’s not going to be the make or break on a big -- if you look at some sort of acquisition or investment in some industry. Will we continue it? It’s certainly a discussion that we and the Board will have and we will continue to do so.

Greg Lewis - Credit Suisse - Analyst

Okay, guys. Thank you very much for the time.

Quinn Fanning - Tidewater, Inc. - EVP & CFO

The other thing I would say is, as you point out, we are not new to the dividend-paying game. Obviously we meet with our Board on a regular basis and we have announced just this month that we are paying a dividend in September. And obviously a couple weeks ago, whenever that press release came out, the market wasn’t materially better than it is today or materially worse for that matter.

So I would point to our track record, point to the fact that in the grand scheme of things that that $11 million or $11.5 million a quarter is not what’s driving our capital structure and liquidity issues. And more than anything, I would look at what we do, rather than what we or others say.

Greg Lewis - Credit Suisse - Analyst

Okay, guys. Thank you very much.

Operator

Cole Sullivan, Wells Fargo.

Cole Sullivan - Wells Fargo Securities - Analyst

Good morning.

Jeff Platt - Tidewater, Inc. - President & CEO

Good morning, Cole.

Cole Sullivan - Wells Fargo Securities - Analyst

The question I had was on the guidance for Quinn.

On the revenue guidance, if I recall correctly I think it was $275 million average over the next three quarters and it sounded like there was -- it implied lower obviously from the June quarter. But how would that cadence progress through the year? It sounded like it would maybe start on the higher end and end on the lower end. Is that the right way to think about that?

Quinn Fanning - Tidewater, Inc. - EVP & CFO

I think what, number one, I would clarify is we do our forecasts on a quarterly basis and we update it regularly. The $275 million number that I referenced is what, based on our current forecast for the remainder of the fiscal year, obviously that would be a one plus three quarters, one quarter actual/three quarters projected, would imply, if our forecast proves to be correct, an average of $275 million in vessel revenue per quarter.

Obviously, we’ve just printed a quarter at $298 million that would imply that the remaining three quarters would be something less than what we’ve already reported in order to get down to that $275 million current expectation when we look at the year in retrospect - sometime in April or May of next year.

I think trying to get into how we see the pattern developing is really the reason -- and how difficult that is today is the reason that we have tried to frame this as a multi-quarter expectation based on a current forecast. What vessels are ultimately going to be drydocked, when they are going to be drydocked, and how the customer projects move forward, stall, don’t move forward, and so on and so forth is really what we’re trying to give you.

We’re giving you the best estimate we have. Others have chosen not to provide guidance. Ours may prove to be incorrect, but we are giving it the old college try.

The other thing that I would emphasize is that we have developed a degree of confidence internally that if revenue comes in slightly worse than expected we will respond appropriately with reduction in costs. So if I was to rank where I feel better about our guidance than worse, the specific number of vessel revenue, the timing of that vessel revenue is very difficult to get comfortable with today. However, I feel relatively good that if revenue comes in lower than expected, we will do the appropriate and necessary and that we will be able to sustain that 36% to 40% gross margin number that I used.

Again, how utilization and the stacking process plays out, really tough to call because it’s job-by-job, quarter-by-quarter deal, but we are comfortable that we will do the necessary if revenue comes up short. Again, if we beat these numbers at the end of the day because there’s more work, fewer vessels go to stack. It’s obviously going to come with additional operating costs because we’re not going to be putting boats to work without crews.

Again, tough to forecast in the current environment. Others have chosen not to. We are pretty “open kimono” in our approach and if we have an update we will provide it, but this is as we see it today.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay, thanks for clarifying. Just real quick on that, did you say that that average included the first quarter?

Quinn Fanning - Tidewater, Inc. - EVP & CFO

Yes.

Cole Sullivan - Wells Fargo Securities - Analyst

Then secondly, on the operating margin, you guys gave 36% to 40%. Is that the annual average or is that sort of a quarterly expectation over the next three quarters?

Quinn Fanning - Tidewater, Inc. - EVP & CFO

It’s a quarterly expectation, but the annual average would likewise fall in that range. I think we reported 39.9% in the quarter just completed.

Cole Sullivan - Wells Fargo Securities - Analyst

Okay. All right, I appreciate it and I will turn it back.

Operator

Thank you. We have no further questions at this time.

Joe Bennett - Tidewater, Inc. - EVP & Chief IR Officer

Well, I think we will wrap it up then. Christine, thanks for hosting the call today for us and I appreciate everyone’s interest in Tidewater. Have a great day.

Operator

Thank you. And thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.

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